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                  FACTORING SECURITY AND LOAN AGREEMENT

TO:  CANADA CLASSIQUE, INC.
     WINNIPEG LEATHER (1991), INC.
     SYMAX GARMENT CO. (1993) LTD.

Dear Sirs:

The following confirms the terms and conditions of and constitutes a Factoring, Security and Loan Agreement between us:

1.00      DEFINITIONS

          In this agreement:

     (a) "ACCOUNTS RECEIVABLE" means all of your accounts receivable, present and future, resulting from SALES;

     (b) "ADVANCES" means payments made by us to you in advance of the SETTLEMENT DATE for the purchase of ACCOUNTS
          RECEIVABLE as set forth in Section 4.01;

     (c) "CONTRACT DATA SHEET" means the schedule bearing that title, which refers to this agreement and contains special provisions relating hereto. The CONTRACT DATA
          SHEET forms an integral part hereof;

     (d) "CREDIT FACILITY LIMIT" means the credit facility limit set forth in the CONTRACT DATA SHEET;

     (e) "DISPUTE" means any cause asserted for non-payment of an ACCOUNT RECEIVABLE including, without limitation, any dispute, claim, complaint, off-set, defense, contra-account or counter-claim, (real or merely asserted), lawful or unlawful, whether arising from or relating to a SALE or any other transaction or occurrence;

     (f) "EFFECTIVE DATE" means the effective date set forth in the CONTRACT DATA SHEET;

     (g) "ELIGIBLE ACCOUNTS RECEIVABLE" means those of your ACCOUNTS RECEIVABLE which we, in our sole discretion, determine to be acceptable for purposes of advances and, without in any way limiting our discretion, excludes (i) any ACCOUNTS RECEIVABLE in respect of which the customer has not accepted delivery of the goods or performance of the services without DISPUTE or which arises from a SALE to a RELATED PERSON; (ii) any ACCOUNT RECEIVABLE which is more than 60 days past due; and (iii) all ACCOUNTS RECEIVABLE owing by a customer if at any time more than 25% of the gross amount of outstanding ACCOUNTS RECEIVABLE of such customer are more than 60 days past due;

     (h) "ELIGIBLE INVENTORY" means landed, duty paid, finished goods and raw material inventory located in Canada and in your possession, which is unencumbered (except for encumbrances in our favour), is in good condition and readily saleable at prices not less than cost and which we, in our sole discretion, determine to be acceptable for purposes of advances;

     (i) "ELIGIBLE LETTER OF CREDIT INVENTORY" means finished goods which are to be imported under outstanding LETTERS OF CREDIT and which are unencumbered (except for encumbrances in our favour), in good condition and readily saleable at prices not less than cost and which we, in our sole discretion, determine to be acceptable for purposes of advances;

     (j) An "EVENT OF DEFAULT" occurs by the mere lapse of time for performance if:

          (i) You fail to make payment of any of the OBLIGATIONS or any part thereof when due;

          (ii) You fail to observe any covenant or otherwise default under the terms of this agreement;

          (iii)                         Anyone gives notice to
               your customers generally to make payment to anyone other than us;

          (iv) A default occurs under any other contract or agreement between us or under any instrument creating security in our favour or for our benefit;

          (v) Any representation or warranty made by you in connection with this agreement is materially false or misleading;

          (vi) You sell, transfer or dispose of or purport to sell, transfer or dispose of all or a significant portion of your assets;

          (vii) You make an assignment for the benefit of your creditors, become insolvent, commit an act of bankruptcy, cease or threaten to cease to do business as a going concern or seek any arrangement or composition with your creditors or invoke, threaten to invoke or indicate your intention to invoke the benefit of any legislation governing insolvent debtors;

          (viii) If any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced in respect of you or in respect of any of your property or if any receiver or receiver manager takes possession of your undertaking or any substantial portion of your property or if any creditor enforces or gives notice of its intention to enforce or gives prior notice with respect to the exercise of any of its rights under any security granted to it by you;

          (ix) Any guarantee for any of the OBLIGATIONS terminates or any guarantor withdraws or purports to withdraw, without our consent, any guarantee or any security given in connection therewith or should a guarantor default under the terms of any such security or guarantee;

          (x) You make a payment to any creditor in respect of any indebtedness which has been subordinated to payment of the OBLIGATIONS or any of them; or

          (xi) After the EFFECTIVE DATE, ownership or control of twenty percent (20%) or more of your aggregate outstanding shares, share equivalents or any other equity changes or there occurs any other significant change in the identity of those in control of you (whether or not qualifying under the preceding "20%" provision) or any significant change occurs in your management;

     (k) "INVENTORY LOAN LIMIT" means the inventory loan limit set forth in the CONTRACT DATA SHEET;

     (l) "LETTERS OF CREDIT" means any and all letters of credit and/or letters of guarantee or portions thereof which we either issue at your request or guarantee for you at your request;

     (m) "LETTER OF CREDIT LIMIT" means the letter of credit limit set forth in the CONTRACT DATA SHEET;

     (n)  "NET FACE AMOUNT" means the gross amount of any ACCOUNT
          RECEIVABLE less all discounts (which shall be determined by us where optional terms are given), returns, allowances, credits and/or reductions at any time applicable, taken or allowed and shall in no circumstances exceed the amount actually owing by the customer thereunder;

     (o) "OBLIGATIONS" means all your indebtedness and obligations to us or any parent, subsidiary or affiliate of ours of any nature whatsoever, present or future, direct or indirect, absolute or contingent, matured or not, including, without limiting the generality of the foregoing, all ADVANCES and loans made by us pursuant to this agreement, all interest and charges pursuant to this agreement and all indebtedness arising from agreements or dealings with any third party by which
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         we may be or become in any manner whatsoever a creditor of yours and all ACCOUNTS RECEIVABLE charged or chargeable to your account hereunder;

     (p) "OTHER INDEBTEDNESS" means any indebtedness or liabilities of yours to third parties where such third parties are financed or factored by us or where we have assumed the risk of credit loss in favour of such third parties or where we are or may become otherwise liable, including contingently, to such third parties for your indebtedness;

     (q)  "PERMITTED ENCUMBRANCES" means the following:

          Security granted by Canada Classique, Inc. in favour of National Equipment Leasing Ltd., registered in Manitoba on March 22, 1995 under number 950322-104535 limited to one (1) modular co-line card, one (1) modular station module EX16, 6M7208 sets, six (6) sets-run, installation;

          General Security by Canada Classique, Inc. in favour of
          Orbit International Corp., registered in Manitoba on
          April 27, 1995 under the number 950427-109575;

          General Security by Winnipeg Leather (1991), Inc. in favour of Canada Classique, Inc., registered in Manitoba on June 9, 1995 under the number 950609-101103;

          General security by Symax Garment Co. (1993) Ltd. in favour of orbit International Corp., registered in British Columbia on May 3, 1995 under the number 5762300;

          General security by Winnipeg Leather (1991), Inc. in favour of Orbit International Corp., registered in Manitoba on April 27 1995 under the number 950427-109567;

     (r) "PRIME RATE" means the interest rate per annum from time to time publicized by The Toronto-Dominion Bank as its prime rate;

     (s) "RELATED PERSON" means any person who is a "related person" to you, your shareholders, officers and/or directors as set forth and defined in Section 4 of the Bankruptcy and Insolvency Act (R.S.C., Chapter B-3) (or any successor legislation) and, without limiting the generality of the foregoing, any entity in which you or any of your shareholders, directors and/or officers have any direct or indirect equity interest [other than by way of a passive investment in shares traded on a recognized stock exchange representing less than a ONE PERCENT (1%) equity interest] shall also be a RELATED PERSON;

     (t) "RESERVES" means, at any time, the aggregate amount of OBLIGATIONS which are then chargeable to your account and any OBLIGATIONS which, in our sole judgment, may become chargeable to your account thereafter;

     (u) "SALES" means your sales of merchandise and/or services to customers;

     (v) "SECURITY" means all deeds, documents, instruments and agreements (and all amendments, modifications, replacements and substitutions) entered in our favour by you or any guarantor of the OBLIGATIONS including, without limiting the generality of the foregoing, the SECURITY referred to in Section 8.00;

     (w) "SETTLEMENT DATE" means the number of business days indicated in the CONTRACT DATA SHEET after the day on which an ACCOUNT RECEIVABLE is actually collected by us.

2.00      PURCHASE OF ACCOUNTS RECEIVABLE

2.01 You hereby sell and assign to us, as absolute owner, and we hereby purchase from you, all ACCOUNTS RECEIVABLE created on or after the EFFECTIVE DATE.

2.02 The purchase price of each ACCOUNT RECEIVABLE shall be the NET FACE AMOUNT thereof less our commission described in
Section 5.00. The purchase price will be credited to your account and remitted to you on the SETTLEMENT DATE, subject to our right to deduct RESERVES from the amount payable to you on any SETTLEMENT DATE.

2.03 We shall not assume the credit risk on any of the ACCOUNTS RECEIVABLE and, accordingly, all ACCOUNTS RECEIVABLE shall be purchased by us with full recourse to you in the event of non-

payment thereof for any reason whatsoever.

2.04 The originals and all copies of invoices will, in form acceptable to us, state plainly that the ACCOUNTS RECEIVABLE represented thereby are owned by us and are payable to us only. Concurrently with the delivery of merchandise or performance of services, you will deliver to us:

     (a) A duplicate original of the invoice relating to the SALE, accompanied by a confirmatory assignment of the ACCOUNT RECEIVABLE. Your failure to furnish such a specific assignment shall not diminish our rights with respect to the ACCOUNT RECEIVABLE;

     (b) Evidence satisfactory to us of each shipment and delivery of merchandise or performance of services.

2.05 We shall have the right, irrevocable during the currency of this agreement, and thereafter for so long as any of the OBLIGATIONS remain outstanding, to communicate with and instruct the account debtors of the ACCOUNTS RECEIVABLE to make payments in respect thereof directly to us and to endorse your name on payment instruments and to institute proceedings in your name or ours as we may deem necessary to enforce payment from customers.

2.06 If you receive any cash payments, cheques or other instruments of payment for or on account of any ACCOUNTS
RECEIVABLE, you will forthwith remit them to us on the same day as received and in identical form as received.

2.07 You shall promptly provide us with a duplicate original of any credit issued by you in respect of any ACCOUNT RECEIVABLE.
We may, at any time, in our discretion, withdraw your authority to issue credits without our prior written consent.

2.08 We shall not be liable for any selling expenses, orders, purchases, contracts or taxes of any kind resulting from your SALES and you will indemnify us and hold us harmless with respect thereto, which indemnity shall survive termination of this agreement.

3.00      DISPUTES, RETURNS, CHARGEBACKS

3.01 You will notify us immediately if a customer rejects, returns or desires to return merchandise or alleges a DISPUTE. You will, with all due diligence, attempt to resolve every DISPUTE and will, subject to our consent, issue any appropriate credit note.

3.02 We may accept payments on account from customers, deposit remittances as received (irrespective of any deductions or notations shown) and we may settle or litigate, at your expense, any DISPUTE directly with the customer or other complainant as we deem advisable.

3.03 Any returned or recovered merchandise in your possession or under your control will be held in trust for our account and will be subject to the SECURITY and will be dealt with in accordance with our instructions.

3.04 We may charge to your account at any time the gross face amount of any ACCOUNT RECEIVABLE purchased hereunder which is not paid on its due date, together with interest thereon from the due date to the date of chargeback. Any chargeback of an ACCOUNT RECEIVABLE shall not be deemed a reassignment thereof and will not impair our rights thereto or our security thereon, which will continue to be effective until the OBLIGATIONS have been fully satisfied.

4.00      CREDIT FACILITY

4.01 Subject to the terms and conditions of this agreement, we may, at our sole discretion, make payments to you of the purchase price of the ACCOUNTS RECEIVABLE in advance of the SETTLEMENT DATE ("ADVANCES"), subject to our right to withhold RESERVES, and make additional loans to you and, issue or arrange for the issuance of LETTERS OF CREDIT in amounts which will not in the aggregate at any time exceed the lesser of:

     (a)  The CREDIT FACILITY LIMIT; or

     (b)  The aggregate of:

          (i)  Up to the percentage referred to on the CONTRACT
               DATA SHEET of your ELIGIBLE ACCOUNTS RECEIVABLE;
               and

          (ii) Up to the lesser of (a) the percentage referred to on the CONTRACT DATA SHEET of the cost of your ELIGIBLE INVENTORY; or (b) the INVENTORY LOAN LIMIT; or (c) the projected inventory loan set forth in the business plan submitted to us and not disapproved by us; and

          (iii)                         Up to the percentage
               referred to on the CONTRACT DATA SHEET of the first cost of your ELIGIBLE LETTER OF CREDIT INVENTORY;

          minus the aggregate of:

          (iv) The face amount of LETTERS OF CREDIT outstanding
               (which shall not at any time exceed the LETTER OF
               CREDIT LIMIT); and

          (v) Such reserves as we may, in our discretion, deem proper or necessary from time to time including, without limiting the generality of the foregoing and without limiting our discretion, all ineligible ACCOUNTS RECEIVABLE, disputed items, deductions, allowances, credits, "bill and hold" and consignment sales, steamship guarantees, airway releases and any other offsets or compensations asserted or granted.

          Any amounts advanced to you in excess of the purchase price of the ACCOUNTS RECEIVABLE will constitute loans to you.

4.02 Without limiting our discretion referred to above, your right to utilize the credit facilities herein provided for is subject to and conditional upon the satisfaction of each of the following terms and conditions on the date of such utilization:

     (a) The representations and warranties set forth in this agreement and in any SECURITY will be complete and accurate;

     (b) You will be in compliance with all of the terms and conditions of this agreement, the SECURITY and all agreements and documents contemplated hereby and there will not have occurred an EVENT OF DEFAULT or any event which, with the giving of notice, lapse of time and/or other condition might constitute an EVENT OF DEFAULT;

     (c) The SECURITY will have been duly executed, delivered and registered in all places where, in the opinion of our counsel, such registration is required and we will have received such legal opinions as we may require with respect to the execution, validity and enforceability of the present agreement, the SECURITY and any document executed in connection herewith or therewith;

     (d) You will be in compliance with any condition precedent to closing set forth in the CONTRACT DATA SHEET;

     (e) We will have received such other documents and information relating to you, your assets, your business and financial affairs or relating to any guarantor of the OBLIGATIONS as we may reasonably require.

4.03      In addition, we may, at our sole discretion:

     (a) Make loans to you in excess of the amount to which you are entitled under Section 4.01;

     (b)  Pay the whole or any portion of the OTHER INDEBTEDNESS;
and

     (c) Make and charge to your account any disbursement for any other purpose which we, in our discretion, deem advisable to protect our rights hereunder or under any SECURITY.

4.04 All ADVANCES and loans and other amounts which we remit, lend or advance or which we undertake to remit, lend or advance to you or for your account or benefit, all sums paid or disbursed or which we undertake to pay or disburse to third parties in connection with any LETTERS OF CREDIT or otherwise and all other amounts properly chargeable by us to you, whether or not hereunder, will form part of the OBLIGATIONS and may be charged to your account.

5.00      CHARGES

5.01 You will pay us, without the necessity of demand, and we may charge to your account, the following:

     (a) INTEREST: On the last day of each month, interest payable in arrears, on the average daily balance of all loans and ADVANCES owing by you to us and all other amounts charged to your account, at the rates set forth on the CONTRACT
          DATA SHEET, with interest on overdue interest at the same rate provided, however, that if an EVENT OF DEFAULT occurs such rates shall be automatically increased by two percentage points (2%) effective as of the occurrence of the EVENT OF DEFAULT and continuing as long as the EVENT
          OF DEFAULT is outstanding. Interest will be calculated at such rates based upon the weighted average of the PRIME
                    RATE for the month in question and shall be
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         payable at the same rate(s) and on the same basis both before and after our demand for payment from you of the OBLIGATIONS.

          The interest rate referred to herein, which is computed on the basis of a year of three hundred and sixty (360) days, constitutes a rate of interest on a yearly basis equivalent to a said rate divided by three hundred and sixty (360) and multiplied by the number of days in any given year (.01389 times greater than the said rate in any ordinary year and .01667 times greater than the said rate in any leap year).

     (b) COMMISSION: on a monthly basis, a commission on the gross amount of your SALES (including taxes and other charges invoiced), as soon as they are made, at the rate set forth on the CONTRACT DATA SHEET, subject to the minimum hereinafter referred to.

          The aggregate amount of SALES with respect to which you are obligated to pay the commission ("VOLUME") shall not be less than the minimum sales set forth in the CONTRACT DATA SHEET ("MINIMUM") in each calendar year (the twelve month period starting January 1st of each year) during which this agreement is in effect, or the part of the last calendar year during which this agreement is in effect if it is terminated before the end of a calendar year ("PARTIAL LAST YEAR"); provided, however, that the VOLUME for the part of the first calendar year during which this agreement is in effect if the EFFECTIVE DATE is after January 1 of such calendar year ("PARTIAL FIRST YEAR"), shall not be less than the amount equal to the MINIMUM multiplied by a fraction, the numerator of which is the number of months (a month shall mean any calendar month or portion thereof) between the EFFECTIVE DATE and December 31 of such calendar year and the denominator of which is 12 ("REDUCED MINIMUM"). If the VOLUME in any calendar year or PARTIAL LAST YEAR (if any) is less than the MINIMUM, or in the PARTIAL FIRST YEAR (if any) is less than the REDUCED MINIMUM, we shall charge to your account the difference ("MINIMUM VOLUME CHARGE") between the commission on the MINIMUM or REDUCED MINIMUM, as the case may be, and the commission on the VOLUME for the calendar year or PARTIAL LAST YEAR, or the PARTIAL FIRST YEAR, respectively. We shall compute the MINIMUM VOLUME CHARGE, if any, on a calendar quarterly basis and charge your account therefor for each calendar quarter in the month following the end of such calendar quarter, or in the month following the effective date of termination of this agreement in the case of a PARTIAL LAST YEAR. However, if an EVENT OF DEFAULT occurs, and if we so elect, and whether or not we then or thereafter exercise any of our rights of termination hereunder, we may on or at any time after the occurrence of such EVENT OF DEFAULT compute and charge your account f or the MINIMUM VOLUME CHARGE for the period starting on such occurrence and ending on December 31 of the calendar year in which this agreement may be terminated by you pursuant to the Section titled "Duration of Agreement", and for the purpose only of computing such MINIMUM VOLUME CHARGE, we may assume that your VOLUME for the period will be zero, subject to subsequent adjustment if such VOLUME in fact is more than zero;

     (c) LETTER OF CREDIT CHARGES: A fee at the rates set forth on the CONTRACT DATA SHEET based on the face amount of outstanding LETTERS OF CREDIT, calculated from issuance until cancellation, expiry or payment, plus any bank charges incurred in respect thereof; and

     (d) OTHER CHARGES: All bank, exchange, wire and cable charges and any other charges set forth on the CONTRACT DATA
          SHEET.

5.02 In the event that, at any time, the aggregate of the charges referred to above exceed the maximum amount permitted by applicable law, you will only be required to pay the maximum amount permitted by applicable law.

6.00      STATEMENTS OF ACCOUNT

6.01 We will provide you with periodic reports summarizing the collection of ACCOUNTS RECEIVABLE. We shall not be liable to you by reason of any delays in providing reports or inadvertent errors or omissions. You acknowledge that we may use the services of any other organizations in connection with the processing of your data, and in such case we shall not be liable to you by reason of acts or omissions of such organizations.

6.02 Each month, we shall send or deliver to you statements of your accounts with us and you agree to verify the correctness of our statements and to notify us in writing of any errors, irregularities or omissions within thirty (30) days of the statement date. Such statements will be finally and conclusively binding upon you and will constitute proof of the status of the accounts reflected therein.

7.00      OBLIGATIONS

7.01 The OBLIGATIONS and all components thereof from time to time shall be deemed to constitute a single indebtedness, payable upon demand by set-off (compensation) in our favour thereagainst without necessity of demand and notwithstanding lack of demand. We may charge to your account all OBLIGATIONS. We shall have the right to impute or appropriate any and all amounts received by us from any source in any manner and against any portion of your OBLIGATIONS as we, in our discretion, may determine and we may, from time to time, vary such imputation or appropriation.

7.02 All of your OBLIGATIONS shall be and become fully due, exigible and payable by you to us without the necessity of termination of this agreement by us and without any set-off or compensation in your favour either:

     (a)  Upon our simple demand to you therefor; or

     (b) Immediately, without necessity of demand therefor or notice, upon the occurrence of an EVENT OF DEFAULT,

whereupon we shall be entitled to, immediately and without any further notice or formality whatsoever (except as required by law), enforce and realize upon the SECURITY.

8.00      SECURITY

8.01 As general and continuing security for the fulfilment and payment of the OBLIGATIONS, you shall provide or cause to be provided to us the SECURITY specified in the CONTRACT DATA SHEET in form and substance satisfactory to us.

8.02 You authorize us, as your mandatory and attorney, to execute in your name, to register and to file any documents necessary or desirable in order to protect the SECURITY and our rights and recourses thereunder. At our discretion, we shall have the right to receive and open all mail addressed to you and to notify any post office authorities to change the address for delivery of mail addressed to you to any address designated by us.

9.00      REPRESENTATIONS, WARRANTIES AND COVENANTS

9.01 You represent, warrant and covenant to us that at the present time and throughout the period during which the present agreement is in effect, and so long thereafter as there exist any
OBLIGATIONS:

     (a) You are not and will not be insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada), or any successor legislation or any other legislation relating to bankruptcy or insolvency to which you are subject;

     (b) You will not, without our prior written consent, hypothecate, assign or pledge any of your interest or rights hereunder, nor any credits or sums of money which from time to time may be due to you;

     (c) Except for the PERMITTED ENCUMBRANCES, none of your ACCOUNTS RECEIVABLE has been or will be sold, hypothecated or assigned, except to us and we shall have absolute and unencumbered title to your ACCOUNTS
          RECEIVABLE; and no other party has or will have any claims thereto as proceeds of goods or otherwise;

     (d) Except for the PERMITTED ENCUMBRANCES and security in our favour, you shall have absolute and unencumbered title to all inventory located in your premises or imported by you; and no other party has or will have any claims thereto;

     (e) Except for the PERMITTED ENCUMBRANCES, none of your assets are or will be hypothecated, pledged or given as security to any third party, other than a third party holding them for our benefit;

     (f) Each ACCOUNT RECEIVABLE will arise from a bona fide, final and absolute sale and delivery of merchandise or services, unencumbered title to which (in the case of merchandise) was yours at the time of the SALE (except as regards security existing in our favour or for our benefit), made in the ordinary course of business; all SALES will be SALES with respect to which you reasonably believe that the customer will receive and accept the merchandise and/or services as invoiced without DISPUTE; and none of the SALES will be made subject to any special arrangements such as consignment, "bill and hold" or guaranteed resale arrangements;

     (g) All excise, sales and other taxes, all deductions at source and all other obligations which rank in priority to our rights under the SECURITY will be fully paid or remitted by you when due;

     (h) There are no legal actions, proceedings or unexecuted judgments presently pending against you or any guarantor of the OBLIGATIONS of which you have not advised us in writing and you will advise us of the institution of any legal actions, proceedings or judgments against you or any guarantor within ten (10) days thereof, and will satisfy and will cause any guarantor to satisfy any judgments which may be rendered before they become executory;

     (i) All statements and documents delivered to us relating to your SALES, ACCOUNTS RECEIVABLE, inventory and financial affairs or relating to any guarantor of the OBLIGATIONS are and will be complete and accurate;

     (j) You will deliver or cause to be delivered to us the financial and other reports specified in the CONTRACT DATA SHEET at the intervals specified therein, all of which will be in form and substance satisfactory to us. Any such report which is to be audited will be accompanied by the unqualified opinion of your auditors who shall be chartered accountants acceptable to us. We may have access to and inspect, audit and make extracts from your records, files and books of account during normal business hours and we may charge your account with the costs, fees and expenses incurred in connection therewith;

     (k) All foreign exchange transactions required by you in connection with your business will be arranged through us at rates competitive to those offered by similar institutions for similar transactions;

     (l) You will observe the FINANCIAL COVENANTS referred to on the CONTRACT DATA SHEET.

10.00          EXPENSES

10.01 You will pay or reimburse us and we may charge to your account, the amount of legal fees (including fees, expenses and costs payable to attorneys retained or employed by us) and other costs, fees and expenses relating to any due diligence examinations or audits by us (including, but not limited to, a per them charge for our internal audit staff at our then standard rate and amounts charged to us by other parties retained by us) and in connection with negotiating or preparing this agreement and any legal documentation required by us or requested by you in connection with this agreement, as well as all amendments and supplements thereof, or in enforcing our rights hereunder or in evaluating, monitoring, preserving, insuring, safeguarding or realizing upon the SECURITY or in connection with the litigation of any controversy arising out of this agreement, or in protecting, preserving or perfecting our interest under the SECURITY, including without limitation all taxes assessed or payable with respect to any property subject to the SECURITY and the costs of all public record filings, appraisals and searches relating to any SECURITY. You will also pay us and we may charge to your account our then standard price for furnishing to you or your designees copies of any statements, records, files or other data requested by you or them other than those of the kind furnished to you and our other clients on a regular, periodic basis in the ordinary course of our business. All amounts referred to herein will form part of the OBLIGATIONS.

11.00          DURATION OF AGREEMENT

11.01 This agreement shall remain in full force and effect until terminated as follows:

     (a) Either of us may terminate this agreement by written notice of termination (by certified mail, return receipt requested) no less than sixty (60) days prior to and effective as of the anniversary of the EFFECTIVE DATE in any year, provided however, that no notice of termination given by either party pursuant to this paragraph will be effective until expiry of the period indicated as the minimum duration of this agreement in the CONTRACT DATA SHEET; or

     (b) We may terminate this agreement at any time upon six (6) months prior written notice to you; or

     (c) We may terminate this agreement at any time without notice upon the occurrence of an EVENT OF DEFAULT.

12.00          TERMINATION

12.01 Except as herein otherwise provided, rights and obligations arising out of transactions having their inception prior to the termination will not be affected by termination.

12.02          Upon termination:

     (a) You will fulfil and pay all your OBLIGATIONS without the necessity of demand, and will obtain and furnish us with a written release and discharge from any and all guarantees, undertakings and obligations of ours to third parties contracted, undertaken or existing in favour of third parties in respect of transactions between you and such third parties, or otherwise relating to you, failing which, we shall be entitled, without any notice or formality whatsoever, to immediately enforce and realize upon the SECURITY.

     (b) Without prejudice to all our rights in respect of the OBLIGATIONS and under the SECURITY, we shall have the right at any time to cease to ledger and collect your ACCOUNTS RECEIVABLE.

13.00          MULTIPLE PARTIES

13.01 In the event that this agreement is addressed to and accepted by more than one (1) person, then, for all purposes hereof:

     (a) Such persons shall be considered as one (1) single person for the purposes of calculating SALES, ACCOUNTS
          RECEIVABLE, ELIGIBLE ACCOUNTS RECEIVABLE, ELIGIBLE
          INVENTORY and loans or ADVANCES (and limits thereon) made or to be made pursuant hereto;

     (b) Such persons shall be and remain solidarily bound, obliged and liable to us for the performance, fulfilment and payment of all debts, obligations, representations, warranties and duties (including, without limitation, the OBLIGATIONS) hereunder and any and all references herein to the words "you" or "yours" or similar references shall be deemed to be references to such persons solidarily;

     (c) All loans and LETTERS OF CREDIT will be deemed to be loans to or LETTERS OF CREDIT for all such persons. However, we may, in our discretion, from time to time, keep separate accounts for each person and any loans made or to be made, may be made by us, at our discretion, to any one or more of such persons or to all such persons and any LETTERS OF CREDIT issued or guaranteed by us may be for any one or more or all such persons. Notwithstanding any keeping of separate accounts or making or issuing of separate loans or LETTERS OF CREDIT, we may deal with such persons and with their accounts as if such persons and the accounts were one, and without limiting the generality of the foregoing, we are authorized to apply debits and/or credits to the accounts kept in the name of any one or more of such persons or all of such persons collectively and to transfer debits and/or credits as between such persons, the whole as we, in our sole discretion, from time to time, see fit.

14.00          GENERAL

14.01          Currency and Payments

          Any reference herein to monies hereunder or in any document related hereto or dealings between you and us shall, unless expressly stated otherwise, constitute Canadian Dollars and, if in a currency other than Canadian dollars, shall be converted from such foreign currency to Canadian dollars at the prevailing selling rate at the time of such conversion. All OBLIGATIONS shall be paid at our office in the City of Montreal, Province of Quebec.

14.02          Waivers, Remedies, Amendments

          Our failure to insist upon strict performance of any provision hereof or any obligation of yours will not be deemed to be a waiver of our right to strict performance and any waiver by us must be in writing and will then be for the particular instance only. All rights conferred upon us hereunder or by law will be cumulative and not alternative. This agreement may not be modified, altered or amended except by an agreement in writing signed by the parties hereto.

14.03          Successors and Assigns

          You will not be permitted to assign any of your rights under this agreement. Without prejudice to the foregoing, this agreement will enure to and be binding upon the parties hereto, their successors, assigns, trustees and legal representatives.

14.04          Previous Commitments

          The present agreement supersedes and replaces any previous commitments given or financing proposals made by us to you and all inconsistent agreements and communications, written or verbal, between your and our officers, employees, agents and other representatives.

14.05          Headings

          The headings herein contained are for the purpose of convenience only, and will not be deemed to form part of this agreement nor to affect the interpretation or construction hereof.

14.06          Notices

          Any notice to be given pursuant hereto will be in writing and may be delivered or sent by prepaid registered or certified mail or hand delivered to either party at the address where mailings are customarily addressed to that party by the other.

14.07          Governing Law & Jurisdiction

          The interpretation, validity and enforcement of the present agreement shall be subject to and governed by the laws of the Province of Manitoba. You expressly submit and consent to the exclusive jurisdiction of the courts of Manitoba with respect to any controversy arising out of or relating to this agreement or any supplement hereto or to any transaction in connection therewith.

14.08          Severability

          This agreement shall not be considered as an indivisible whole and every provision of this agreement is and shall be independent of the other. In the event that any part of this agreement is declared invalid, illegal or unenforceable, then the remaining terms, clauses and provisions of this agreement shall not be affected by such declaration and all of the remaining clauses of this agreement shall remain valid, binding and enforceable.

14.09          Counterparts

          This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

14.10          Further Assurances

          You shall enter into all documents and perform all acts requested by us in order to give full force and effect to the terms and provisions of this agreement and the SECURITY and to facilitate the collection of the ACCOUNTS RECEIVABLE.

14.11          Limitation of Liability

          Our liability for any alleged failure on our part to provide adequate record keeping or other services hereunder shall be expressly limited to a refund to you of any commission paid by you during the period of such alleged failure and we shall have no liability for any consequential or other damages or penalties.

14.12          Binding Effect
          This agreement shall not be effective unless and until signed by you and by us as indicated below.
14.13          Formal Date
          This agreement may be referred to as bearing formal date of July 15, 1995, notwithstanding the date of actual signature hereof or the EFFECTIVE DATE hereof.
14.14          Language
          The parties acknowledge that they have required that this agreement and all related documents be drawn up in English.
          Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.
DATED THE ____ DAY OF AUGUST 1995.

BNY FINANCIAL CORPORATION - CANADA

PER: . . . . . . . . . . . . . . . .

PER: . . . . . . . . . . . . . . . .

We hereby agree to and accept the foregoing agreement and all of the foregoing provisions, terms and conditions thereof.

DATED THE ____ DAY OF AUGUST 1995.

CANADA CLASSIQUE, INC.              WINNIPEG LEATHER (1991), INC.

PER:___________________________     PER:. . . . . . . . . . . . .

SYMAX GARMENT CO. (1993) LTD.

PER:___________________________

GUARANTOR:
ORBIT INTERNATIONAL CORP.

PER:___________________________

CONTRACT DATA SHEET
       TO FACTORING, SECURITY AND LOAN AGREEMENT

NAME OF CLIENT(S):

canada classique, inc.
winnipeg leather (1991), inc.
symax garment co. (1993) ltd.

SETTLEMENT DATE:    3 business days.


CREDIT FACILITY:

credit facility limit:     $7,000,000.00

eligible accounts receivable  50%

eligible inventory:           25%

inventory loan limit:      $1,500,000.00

eligible letter of credit inventory: 25%                         . . .

letter of credit limit:    $2,000,000.00

CHARGES:

1.   INTEREST: PRIME RATE + 3/4% per annum

2.   COMMISSION:  1% of SALES (Plus 1/4 of 1% for each additional
     30 days (or portion thereof) of selling terms (including those resulting from dating of invoices in excess of 60 days.

     The minimum commission is $5.00 per invoice.

     Minimum sales: $12,000,000.00 per calendar year or portion thereof.

3.   LETTER OF CREDIT CHARGES

     .25 % per month on the average daily balance of LETTERS OF
     CREDIT outstanding during such month.

4. OTHER CHARGES: The following charges (in addition to those provided in the other provisions of this CONTRACT DATA SHEET and the agreement):

     (a)  A fee of $50,000.00 payable on closing of the financing;

     (b) A fee of $50,000.00 payable on the earlier of (i) the first anniversary of the EFFECTIVE DATE; or (ii) any sale of assets or shares, dissolution or liquidation of any of the Clients; or (iii) termination of the agreement.

SECURITY:


     (a) A general security agreement creating a first charge on all assets of the Clients, now owned and hereafter acquired.

     (b) Unlimited guarantee and postponement of indebtedness from Orbit International Corp.

     (c) A pledge of cash collateral or a letter of credit satisfactory to BNY - CANADA in an amount of not less than $4,000,000.00.

FINANCIAL REPORTS:

The following financial reports will be delivered by each of the Clients and will be certified by the Chief Financial Officer of the
Clients:

     (a) Monthly internally prepared financial statements, within 30 days following each month end;

     (b) Quarterly internally prepared financial statements within 30 days following the end of each quarter;

     (c) Semi-annual financial statements reviewed by auditors acceptable to BNY - CANADA within 60 days following the end of each half year;

     (d) Audited year end financial statement certified by auditors acceptable to BNY- CANADA, within 90 days following the end of each fiscal year;

     (e) A schedule of inventory within 10 days following each month end;

     (f) An aged listing of ACCOUNTS RECEIVABLE within 10 days following each month end;

     (g) A month by month projected operating budget and cash flow in form and substance and at intervals satisfactory to BNY - CANADA;

     (h) Financial statements of guarantors in form and substance and at intervals satisfactory to BNY - CANADA.


FINANCIAL COVENANTS:

     N/A

     All accounting terms not specifically defined or described herein shall be construed in accordance with generally accepted accounting principles in Canada.

CONDITIONS PRECEDENT TO CLOSING:

     (a)  The indebtedness of the Clients to Orbit International
          Corp. which is subordinated to the indebtedness of the Clients to BNY - CANADA, on terms and conditions satisfactory to BNY - CANADA, will be in an amount of at least $9,000,000.00.

     (b) The PERMITTED ENCUMBRANCES in favour of Canada Classique, Inc. and Orbit International Corp. will have been subordinated to the security of BNY - CANADA, on terms and conditions satisfactory to BNY- CANADA.

MINIMUM DURATION OF AGREEMENT:   2 years

EFFECTIVE DATE:  August 24, 1995

THIS IS THE CONTRACT DATA SHEET REFERRED TO IN THE FACTORING,
SECURITY AND LOAN AGREEMENT ENTERED INTO BY THE UNDERSIGNED DATED
THE ____ DAY OF AUGUST 1995 and forms part thereof.


BNY FINANCIAL CORPORATION - CANADA

PER: . . . . . . . . . . . . . . . .

PER: . . . . . . . . . . . . . . . .


CANADA CLASSIQUE, INC.              WINNIPEG LEATHER (1991), INC.

PER:___________________________     PER:. . . . . . . . . . . . .

SYMAX GARMENT CO. (1993) LTD.

PER:___________________________

GUARANTOR:
ORBIT INTERNATIONAL CORP.

PER:___________________________